UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alaska Communications Systems Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2126573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Telephone Avenue Anchorage, Alaska	99503-6091
(Address of Principal Executive Offices)	(Zip Code)

Alaska Communications Systems Group, Inc. Amended and Restated 2012 Employee Stock Purchase Plan

(Full title of the plan)

Leonard A. Steinberg

General Counsel and Corporate Secretary

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

(Name and address of agent for service)

(907) 297-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.01 per share	600,000 shares	$2.49	$1,494,000	$193.92

(1)

The shares to be registered hereunder include 600,000 additional shares of Common Stock, par value $.01 per share (the “Common Stock”) of Alaska Communications Systems Group, Inc. (the “Company”), reserved for issuance pursuant to the Company’s Amended and Restated 2012 Employee Stock Purchase Plan (the “Amended 2012 ESPP”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Amended 2012 ESPP by reason of any stock dividend, stock split, or similar transaction.

(2)

Pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sale price of the Common Stock of the Company on the Nasdaq Global Select Market on July 20, 2020, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

On March 25, 2020, the Company’s Board of Directors adopted, subject to shareholder approval, the Amended 2012 ESPP. On June 16, 2020, the Company’s shareholders approved the Amended 2012 ESPP at the Company’s 2020 annual meeting of shareholders. This Registration Statement registers the 600,000 additional shares of the Company’s Common Stock which may be offered or issued to eligible individuals under the Amended 2012 ESPP.

PART I

The information called for in Part I of Form S-8 is not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 16, 2020;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 11, 2020;

(c)	The Company’s Current Report on Form 8-K reporting the results of matters voted upon at the Company’s annual meeting of shareholders on June 16, 2020, filed on June 19, 2020;

(d)

The description of the Company’s Common Stock, par value $.01 per share, included in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 17, 1999, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents, except as to any portion of any future annual or quarterly report or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock will be passed on for the Company by Leonard A. Steinberg, Esq., General Counsel and Corporate Secretary of the Company, who is eligible to participate in the Amended 2012 ESPP. As of July 20, 2020, Mr. Steinberg had a beneficial interest in an aggregate of 910,499 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware (“DGCL”) provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The statutory indemnification is not exclusive of any rights provided by by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Our amended and restated by-laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

●	for acts committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action;
●	receipt of an improper personal benefit (as defined in the Company’s amended and restated by-laws);
●

with respect to any criminal action or proceeding, including, but not limited to, any violations of the U.S. federal securities laws, or if the director had reasonable cause to believe such conduct was unlawful;

●

for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

●

for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

●

for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Exchange Act, including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or the rules of any national securities exchange upon which the Corporations’ securities are listed, if such person is held liable therefore (including pursuant to any settlement arrangements;

●

for any reimbursement of the Company by such person of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act, if such person is held liable therefore (including pursuant to any settlement arrangements);

●	related to any potential or actual violations of Section 13(d) of the Exchange Act or the rules and regulations thereof;
●	initiated by such person against the Company or its directors, officers, employees, agents or other covered persons, subject to certain limitations;
●	if prohibited by applicable law; and
●	under Section 174 of the DGCL (unlawful dividends or stock repurchases).

Our amended and restated by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated by-laws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Item 7. Exemption from Registration Claimed

Not Applicable

Item 8. Exhibits

EXHIBIT	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-1/A, File No. 333-88753 (filed November 17, 1999)).

3.2

Amended and Restated By-Laws of Alaska Communications Systems Group, Inc., as Amended and Restated as of April 5, 2019 (incorporated by reference to Exhibit 3.1 to Form 8-K, File No. 001-38341 (filed April 9, 2019)).

4.1	Description of Alaska Communications Systems Group, Inc.’s Securities (filed herewith).

5.1	Opinion of Leonard A. Steinberg, Esq. (filed herewith).

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

99.1

The Alaska Communications Systems Group, Inc. Amended and Restated 2012 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 29, 2020).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, Alaska, on this 24th day of July, 2020.

Alaska Communications Systems Group, Inc.

By:	/s/ Laurie Butcher
Laurie Butcher
Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Laurie Butcher and Leonard A. Steinberg as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

(Signature)	(Title)	(Date)

/s/ David W. Karp	Chairman of the Board of Directors	July 24, 2020
David W. Karp

/s/ William H. Bishop	President, Chief Executive Officer and	July 24, 2020
William H. Bishop	Director (Principal Executive Officer)

/s/ Laurie Butcher	Chief Financial Officer	July 24, 2020
Laurie Butcher	(Principal Financial Officer)

/s/ Tiffany Hoogerhyde	Vice President, Finance and Controller	July 24, 2020
Tiffany Hoogerhyde	(Principal Accounting Officer)

/s/ Benjamin C. Duster, IV	Director	July 24, 2020
Benjamin C. Duster, IV

/s/ Peter D. Aquino	Director	July 24, 2020
Peter D. Aquino

/s/ Shelly C. Lombard	Director	July 24, 2020
Shelly C. Lombard

/s/ Wayne Barr, Jr.	Director	July 24, 2020
Wayne Barr, Jr.